DIVIDEND REINVESTMENT PLAN

OF

KENNEDY LEWIS CAPITAL COMPANY

Kennedy Lewis Capital Company, a Delaware statutory trust (the “Company”), has adopted the following plan (the “Plan”), to be administered by the Company or such other administrator as the Company may appoint (the “Plan Administrator”), with respect to dividends and other distributions declared by the Board of Trustees of the Company (the “Board”) on shares of its common shares of beneficial interest, par value $0.01 per share (the “Common Shares”):

1.
All net investment income dividends and all capital gains distributions hereafter declared by the Board shall be payable in cash, unless a shareholder specifically elects to receive payment in shares of the Common Shares of the Company or a combination of cash and Common Shares, as set forth below.
2.
Such net investment income dividends and capital gains distributions shall be payable on such date or dates as may be fixed from time to time by the Board to shareholders of record at the close of business on the record date(s) established by the Board for the net investment income dividend and/or capital gains distribution involved.
3.
The Company shall use only newly issued shares of its Common Shares to implement the Plan. The number of shares to be issued to a shareholder that has elected to have its distributions in Common Shares or a combination of cash and Common Shares in accordance with paragraph 4 (each, a “Participant”) shall be determined by dividing the total dollar amount of the distribution payable to such Participant by the net asset value per share as of the last day of the Company’s fiscal quarter immediately preceding the date such distribution was declared (the “Reference NAV”); provided that in the event a distribution is declared on the last day of a fiscal quarter, the Reference NAV shall be deemed to be the net asset value per share as of such day.
4.
A shareholder will automatically receive in the shareholder’s account on file with the Plan Administrator his, her or its net investment income dividends and capital gains distributions in cash, and no action shall be required on such shareholder’s part to receive a distribution in cash. To opt-in to receive payment in Common Shares or a combination of cash and Common Shares, a shareholder shall notify the Plan Administrator, in either the manner set forth in the prospectus or the manner set forth in Section 11 of the Plan, so that such notice is received by the Plan Administrator no later than five business days prior to the dividend declaration date fixed by the Board for the net investment income dividend and/or capital gains distribution. Subject to the Company’s discretion, if the request to opt-in to participation in the Plan is received less than five business days prior to the dividend declaration date, then that dividend will be paid in cash, but all subsequent dividends on all balances will be paid out in Common Shares or a combination of cash and Common Shares. Such election shall remain in effect (without the requirement to confirm the election) until the shareholder shall notify the Company, in either the manner set forth in the prospectus or the manner set forth in Section 11 of the Plan, of such shareholder’s withdrawal of the election, which notice shall be delivered to the Company no later than five business days prior to the dividend declaration date fixed by the Board for the next net investment income dividend and/or capital gains distribution by the Company.
5.
The Plan Administrator will set up an account for shares acquired pursuant to the Plan for each Participant. The Plan Administrator will hold each Participant’s shares, together with the shares of other Participants, in non-certificated form in the Plan Administrator’s name or that of its nominee.
6.
The Plan Administrator will confirm to each Participant each acquisition made pursuant to the Plan as soon as practicable but not later than thirty business days after the date thereof. Although each Participant may from time to time have an undivided fractional interest (computed to three decimal places) in a share of Common Shares of the Company, no certificates for a fractional share will be issued. However, dividends and distributions on fractional shares will be credited to each Participant’s account. In the event of termination of a Participant’s account under the Plan, the Plan Administrator will adjust for any such undivided fractional interest in cash at the market value of the Company’s shares at the time of termination.
7.
If the Plan Administrator is not the Company, the Plan Administrator will forward to each Participant any Company-related proxy solicitation materials and each Company report or other communication to shareholders, and will vote any shares held by it under the Plan in accordance with the instructions set forth on proxies returned by Participants to the Company or the Plan Administrator.
8.
In the event that the Company makes available to its shareholders rights to purchase additional shares or other securities, the shares held by the Plan Administrator for each Participant under the Plan will be added to any other shares held by the Participant in certificated form in calculating the number of rights to be issued to the Participant.
9.
If the Plan Administrator is not the Company, the Plan Administrator’s service fee, if any, and expenses for administering the Plan will be paid for by the Company.
10.
Each Participant may terminate his, her or its participation in the Plan by so notifying the Plan Administrator, in the manner set forth in the prospectus, the manner set forth in Section 11 of the Plan, or as the Plan Administrator may set forth in a subsequent writing to the Participants. Such termination will be effective immediately if the Participant’s notice is received by the Plan Administrator more than five business days prior to any dividend or distribution declaration date. If notice to terminate the Participant’s account is received less than five business days prior to a dividend or distribution declaration date then that dividend or distribution will be reinvested, but all subsequent dividends and distributions will be paid out in cash or a combination of cash and Common Shares on all balances. The Plan may be terminated by the Company upon notice in writing mailed to each Participant at least thirty days prior to any record date for the payment of any dividend or distribution by the Company.

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11.
For as long as the Company is the Plan Administrator, a Participant may notify the Plan Administrator by calling the Company’s call center at 866-966-0157 or by submitting instructions using an account maintenance form.
12.
The Plan Administrator will at all times act in good faith and use its best efforts within reasonable limits to ensure its full and timely performance of all services to be performed by it under this Plan and to comply with applicable law.
13.
These terms and conditions shall be governed by the laws of the State of Delaware, without regard to the conflicts of law principles thereof, to the extent such principles would require or permit the application of the laws of another jurisdiction.

Effective as of: December 14, 2022

Amended as of: February 24, 2025

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